 Exhibit 99.1

CorMedix Secures First Research Collaboration in the Medical Device Space
 with Luna Innovations Inc.

Bedminster, NJ – June 29, 2016 – CorMedix Inc. (NYSE MKT: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, announced today that it has entered into a material transfer agreement with Luna Innovations Inc. (NASDAQ: LUNA), a company with broad expertise in materials technology and applied R&D in the health sciences, to test the feasibility of incorporating taurolidine into electrospun nanofibers. Luna will leverage its existing government-funded research and biomaterials expertise to create nanofibers loaded with CRMD-006, CorMedix’s proprietary formulation of taurolidine, to create unique scaffolds with anti-microbial and anti-inflammatory properties that can be used primarily for wound closure and burn care. Under the agreement, Luna and CorMedix will also explore opportunities to commercialize any product, invention, or derivative developed under the collaboration.

Chronic non-healing wounds and burns expose patients to risk of infections that can complicate healing and have the potential to progress into life-threatening conditions. Electrospun fiber meshes use synthetic and natural polymers to improve patient outcomes relative to conventional dressings. Unfortunately, few dressings have been developed that allow delivery of analgesics or therapeutics while effectively preventing infections. By combining CRMD-006 with Luna’s electrospinning technology, if feasible, the companies may advance a novel anti-microbial medical device for use wound care that can simultaneously provide wound management, pain relief, and anti-microbial activity.

Randy Milby, chief executive officer of CorMedix, stated, “As we’ve discussed, identifying partnership opportunities and expanding the potential of our taurolidine platform is a key component of our growth strategy. This agreement with Luna marks our first such collaboration in the medical device space and we are optimistic about the possibility of creating nanofiber meshes with taurolidine’s proven anti-microbial and anti-inflammatory properties.”

My E. Chung, president and chief executive officer of Luna Innovations, added, “We are excited to have this opportunity to leverage our expertise and be a part of this significant development. Partnering with CorMedix to explore this challenge is yet another example of the unique capabilities of our Technology Development Division.”

About Luna
Luna Innovations Incorporated (www.lunainc.com) is organized into two business segments, which work closely together to turn ideas into products: a Technology Development segment and a Products and Licensing segment. Luna’s business model is designed to accelerate the process of bringing new and innovative technologies to market. Luna’s Technology Development segment provides research and development in the areas of advanced materials, sensing and instrumentation, and health sciences. Luna’s Product segments develop high speed optics and high performance fiber optic test products that provide unique capabilities for the aerospace, automotive, energy, defense, and telecommunications industries. Luna develops, manufactures and markets high definition fiber optic sensing products and fiber optic test and measurement instrumentation, and packages optoelectronic semiconductors into high-speed optical receivers (HSOR products), custom optoelectronic subsystems (Optoelectronics products) and Terahertz (THz) instrumentation.

About CorMedix Inc.
CorMedix Inc. is an emerging commercial-stage biopharmaceutical company that initiated a Phase 3 clinical study of a novel anti-infective solution Neutrolin in hemodialysis patients in the United States in December 2015. The Company seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of infectious and inflammatory diseases. CorMedix's first commercial product in Europe is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients, in addition to oncology patients, critical care patients, and patients receiving total parenteral nutrition, IV hydration, and/or IV medications.  The FDA has granted Fast Track status to Neutrolin Catheter Lock Solution and also has designated Neutrolin as a Qualified Infectious Disease Product for oncology, hemodialysis, and critical care/intensive care patients, where catheter-related blood stream infections and clotting can be life-threatening.  The initial and planned indications aim to address significant needs in catheter-based treatments in the U.S. and the rest of the world. For more information visit: www.cormedix.com.

For Investors & Media:
Tiberend Strategic Advisors, Inc.
Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664
Janine McCargo: jmccargo@tiberend.com; (646) 604-5150

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs, including the collaboration with Luna Innovations Inc.; the results of studies regarding Neutrolin® conducted by us and others; the cost, timing and results of the planned Phase 3 trials for Neutrolin® in the U.S.; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin in countries other than Europe; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; the risks associated with the launch of Neutrolin in new  markets; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix’s ability to identify and enter into strategic transactions; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.